Exhibit 21.1



                              Bowater Incorporated
                                  Subsidiaries
                              As of March 24, 1997





                                                   Jurisdiction of
          Name                                       Incorporation
Bowater Canadian Limited                           Canada
Bowater Foreign Sales Corporation                  U.S. Virgin Islands
Bowater Mersey Paper Co., Ltd.                     Nova Scotia
Calhoun Newsprint Company                          Delaware
Calhoun Energy, Inc.                               Delaware
Carolina Export Corporation                        Delaware
Great Northern Paper, Inc.                         Delaware
Paper Traders International Pte Ltd                Singapore


NOTE: Each of the above entities is a wholly-owned direct subsidiary of Bowater Incorporated (the "Company"), except for Calhoun Newsprint Company, which is approximately 51% owned by the Company, and Bowater Mersey Paper Co., Ltd., which is 51% owned by Bowater Canadian Limited.


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